           FIRST MODIFICATION OF REVOLVING CREDIT LOAN
         AND SECURITY AGREEMENT AND TERM LOAN AGREEMENT

          This First Modification of Revolving Credit Loan and Security Agreement and Term Loan Agreement (this "First Modifica-tion") is made as of February 10, 1995 by and among DIXON TICON-DEROGA COMPANY, a Delaware corporation ("DTC"), and DIXON TICON-DEROGA INC., an Ontario corporation ("DTI"; DTC and DTI, collec-tively, the "Borrower"), to FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation (the "Lender").

                      W I T N E S S E T H:

          WHEREAS, the Borrower has entered into a Revolving Credit Loan, Foreign Exchange and Security Agreement, dated as of May 12, 1994 (said Agreement, as it may be amended or otherwise modified from time to time, being hereinafter called the "Revolv-ing Credit Agreement"), pursuant to which Lender has extended financial accommodations to Borrower in the form of a $25,000,000 revolving line of credit, letter of credit and foreign exchange facility in accordance with, and subject to, the terms and condi-tions of the Revolving Credit Agreement; and

          WHEREAS, the Borrower has entered into a Term Loan Agreement, dated as of May 12, 1994 (said Agreement, as it may be amended or otherwise modified from time to time, being hereinafter called the "Term Loan Agreement"; and, together with the Revolving Credit Agreement, being hereinafter called the "Loan Agreements"), pursuant to which Lender has extended a term loan to Borrower in the principal amount of $10,000,000; and

          WHEREAS, the Borrower has requested the Lender to agree to certain modifications of the interest rate applicable to the Loans (as such term is defined in the Revolving Credit Agreement).

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

          SECTION 1. DEFINED TERMS. Capitalized terms used in this First Modification and not otherwise defined herein, shall have the meanings ascribed to them in the Revolving Credit Agree-ment.

          SECTION 2.  DEFINITIONS.

          (a)  Section 1 (DEFINITIONS) of the Revolving Credit
Agreement is amended to add the following new definitions:

          "Adjusted LIBOR Rate" shall mean the LIBOR Rate plus Two and One-Half Percent (2.5%) per annum.

          "Adjusted Prime Rate" shall be the Prime Rate plus
     One-Half of One Percent (0.5%) per annum.

          "Eurodollar Business Day" shall mean any Business
     Day on which dealings in U.S. dollars deposits are con-ducted by and between banks in the London interbank market.

          "Interest Rate Election Notice" shall mean a notice described in section 2.5(c) hereof.

          "LIBOR Rate" shall mean, for any LIBOR Period, an interest rate per annum obtained by dividing (a) the rate of interest determined by the Lender to be the ar-ithmetic average (rounded upward, if necessary, to the nearest one-sixteenth (1/16) of one percentage point of the rate per annum) at which deposits in immediately available and freely transferable Dollars are offered by first class banks in the London interbank market to the Charlotte, North Carolina, offices of First Union at 10:00 a.m. (Charlotte, North Carolina, time) three (3) Eurodollar Business Days prior to the first day of such LIBOR Period for a period equal to such LIBOR Period and in an amount substantially equal to the amount of the LIBOR Loan to be outstanding during such LIBOR Period, by (b) the percentage equal to One Hundred Percent (100%) (expressed as a decimal fraction) minus the Re-serve Requirement for such LIBOR Period. Each calcula-tion by the Lender of the applicable LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

          "LIBOR Loan" shall mean, at any time, any outstand-ing Loan or portion thereof that bears interest at the Adjusted LIBOR Rate at such time.

          "LIBOR Period" shall mean the period commencing on the date a LIBOR Loan is made and ending on the numeri-cally corresponding day in the first, second, third or sixth calendar month thereafter, except that each such LIBOR Period that commences on the last Eurodollar Busi-ness Day of a calendar month (or on any day for which there is no numerically corresponding day in the appro-priate subsequent calendar month) shall end on the last Eurodollar Business Day of the appropriate subsequent calendar month; provided that (a) no LIBOR Period may extend beyond the Commitment Termination Date, and (b) if a LIBOR Period would end on a day which is not a Eurodollar Business Day, such LIBOR Period shall be extended to the next Eurodollar Business Day unless, in the case of a LIBOR Loan, such Eurodollar Business Day would fall in the next calendar month, in which event such LIBOR Period shall end on the immediately preceding Eurodollar Business Day.

          "Prime Rate Loan" shall mean, at any time, any outstanding Loan or portion thereof that bears interest at the Adjusted Prime Rate at such time.

          "Reserve Requirement" shall mean, for any LIBOR Loan for any LIBOR Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such LIBOR Period under Regulation D by the Lender or First Union against "Eurocurrency liabilities" (as such term is used in Regulation D), but without benefit or credit of proration, exemptions, or offsets that might otherwise be available to the Lender or First Union from time to time under Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by the Lender or First Union against (a) any category of liabilities that includes deposits by reference to which the LIBOR Rate is to be determined; or (b) any category of extension of credit or other assets that includes LIBOR Loans.

          SECTION 3.  INTEREST RATE ON REVOLVING CREDIT LOANS.
Section 2.5 (Interest) of the Revolving Credit Agreement is delet-ed in its entirety and replaced with the following:

               2.5  INTEREST. Subject to the provisions of
     section 13.3 below, the Borrower shall pay interest to the Lender on the principal amount of Revolving Credit Loans outstanding under this Agreement as described below. In addition to interest due and payable under subsections (a) and (b) of this section and as provided elsewhere in this Agreement, all interest accrued on any Revolving Credit Loan shall be due and payable on each date when all or any amount of the unpaid principal balance of such Revolving Credit Loan shall be due (whether by maturity, optional or mandatory prepayment, acceleration, or otherwise).

          (a) PRIME RATE OPTION. For Revolving Credit Loans which are Prime Rate Loans, interest shall be payable at the Adjusted Prime Rate. All changes in the rate of interest due to a change in the Prime Rate shall take effect on the same day on which the Prime Rate changes. Interest on Prime Rate Loans will be calculated on a daily basis (computed on the basis of actual days elapsed over a year of 360 days) and shall be calculated and be due and payable monthly in arrears on the first Business Day of each calendar month.

          (b) LIBOR OPTION. For Revolving Credit Loans which are LIBOR Loans, interest shall be payable at a rate per annum equal to the Adjusted LIBOR Rate. Inter-est on LIBOR Loans shall be due and payable monthly in arrears on the first Business Day of each calendar month, irrespective of the date upon which the applica-ble LIBOR Period ends.

          (c) CONVERSION OF RATE OPTIONS. On the terms and subject to the conditions of this Agreement, the Borrow-er may elect (A) at any time to convert a Revolving Credit Loan which is a Prime Rate Loan into a LIBOR Loan, or (B) at the end of any LIBOR Period with respect to a LIBOR Loan, to convert such LIBOR Loan into a Prime Rate Loan or to renew such LIBOR Loan for an additional LIBOR Period. Except as set forth in subsection (d) of this section, Loans may be renewed or converted in whole or in part. Each such election shall be made by deliv-ery to the Lender of an Interest Rate Election Notice prior to 10:00 a.m. (Charlotte, North Carolina, time) at least three (3) Eurodollar Business Days prior to the effective date of any conversion to or renewal of a LIBOR Loan and at least one (1) Business Day prior to the effective date of any conversion to a Prime Rate Loan, specifying (1) the date of conversion or renewal (which date shall be a Eurodollar Business Day, and in the case of a conversion from a LIBOR Loan to a Prime Rate Loan, the last day of the LIBOR Period therefor); and (2) the amount and type of conversion or renewal. If, within the time period required under this section 2.5(c), the Lender shall not have received an Interest Rate Election Notice from the Borrower of an election to renew a LIBOR Loan for an additional LIBOR Period, then, upon the expiration of the LIBOR Period therefor, such LIBOR Loan shall be converted automatically to a Prime Rate Loan.

          (d) RESTRICTIONS ON LIBOR OPTION. Notwithstanding subsection (c) above, the right of the Borrower to elect the interest rate option applicable to any Loan or Loans shall be subject to the following restrictions:

               (i)  a continuation or conversion of a LIBOR
          Loan or any conversion of a Prime Rate Loan to a LIBOR Loan must be in an amount such that the ag-gregate amount of the succeeding LIBOR Loan made by the Lender is a minimum of One Million Dollars ($1,000,000), or a higher integral multiple of Five Hundred Thousand Dollars ($500,000); provid-ed, however, that (A) not more than two (2) tranc-hes of at least One Million Dollars ($1,000,000) each of Revolving Credit Loans which are LIBOR Loans may be outstanding at any time, and (B) not more than one (1) tranche of at least One Million Dollars ($1,000,000) of the Term Loan which is a LIBOR Loan may be outstanding at any time.

               (ii) no conversion of a Prime Rate Loan to a LIBOR Loan or continuation of a LIBOR Loan upon the expiration of the LIBOR Period therefor shall be permitted during the continuance of an Event of Default;

               (iii)  the Borrower may not elect an interest
          rate option for a LIBOR Loan with a LIBOR Period extending beyond the Commitment Termination Date;

               (iv)  only the Term Loan and advances pursu-
          ant to section 2.1 may be designated as LIBOR
          Loans;

               (v) anything herein to the contrary notwith-standing, if, on or prior to the determination of an interest rate for any LIBOR Loan for any peri-od:

                    A.  the Lender determines (which deter-
               mination shall be conclusive absent manifest error) that quotations of interest rates for the relevant deposits are not being provided by the relevant Persons in the relevant amounts or for the relevant maturities for purpose of determining the rate of interest for such LIBOR Loan under this Agreement; or

                    B.  the Lender determines (which deter-
               mination shall be conclusive absent manifest error) that the rate of interest referred to in the definition of LIBOR Rate upon the ba-sis of which the rate of interest on any LIBOR Loan for such period is determined does not accurately reflect the cost to the Lender incurred in the London interbank market of making or maintaining such LIBOR Loan for such period, then the Lender shall give the Borrower prompt no-tice thereof, and so long as such condition re-mains in effect, the Lender shall be under no ob-ligation to make further LIBOR Loans or to convert Prime Rate Loans into LIBOR Loans;

               (vi)  notwithstanding any other provision of
          this Agreement to the contrary, upon the occur-rence and during the continuance of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, all LIBOR Loans then outstanding shall immediately and automatically be converted into Prime Rate Loans;

               (vii) notwithstanding any other provision in this Agreement to the contrary, in the event that the Lender determines that it is unlawful for the Lender (A) to honor its obligations to fund LIBOR Loans hereunder, or (B) to maintain such LIBOR Loans hereunder, then the Lender shall promptly notify the Borrower thereof and the Lender's obli-gation to fund LIBOR Loans and to convert any Prime Rate Loans into LIBOR Loans hereunder shall be suspended until such time as the Lender may again make and maintain LIBOR Loans, and all LIBOR Loans shall be converted into Prime Rate Loans in accordance with this subsection (c); and

               (viii) if any LIBOR Loans are to be convert-ed pursuant to clause (vii) of this subsection, the LIBOR Loans shall be automatically converted into Prime Rate Loans on the last day of the then current LIBOR Period for such LIBOR Loans and, unless and until the Lender gives notice to the Borrower that the circumstances specified in clause (vii) hereof which gave rise to such con-version no longer exist, all Loans which would otherwise be advanced by the Lender as LIBOR Loans shall be advanced instead as Prime Rate Loans and all Loans which would otherwise be converted into LIBOR Loans shall be converted instead into (or shall remain as) Prime Rate Loans.

          (e) ADDITIONAL COMPENSATION FOR LIBOR LOANS. Upon notice to the Borrower from the Lender, the Borrower shall pay to the Lender such amount as the Lender deter-mines shall be sufficient to compensate the Lender for any loss, cost or expense incurred as a result of:

               (i)  any payment of a LIBOR Loan on a date
          other than the last day of the LIBOR Period for such Loan, including, but not limited to accelera-tion of the Loans by the Lender pursuant to sec-tion 13.2 hereof; or

               (ii)  any failure by the Borrower to borrow
          or convert a LIBOR Loan on the date for borrowing or converting, as the case may be, specified in the relevant notice under this section 2.5;

     such compensation to include, without limitation, an amount equal to, if any, (X) any loss sustained by the

     Lender as a result of reinvesting or redeploying any amount prepaid at a rate lower than the Lender's cost of match funding such amount, calculated for the period consisting of the remainder of the relevant LIBOR period or (Y) any direct breakage or unwinding costs resulting from the liquidation of deposits that match funded any amount not borrowed for the duration of the relevant LIBOR Period. The Lender's determination of any such amounts, as specified in the Lender's notice to the Bor-rower, shall be conclusive absent bad faith or manifest error.

          (f) PAYMENT OF ADDITIONAL COMPENSATION. Any pay-ment or prepayment of any LIBOR Loan, in whole or in part, made otherwise than on the last day of the appli-cable LIBOR Period shall be accompanied by such sums as necessary to compensate the Lender as provided in sub-section (e) hereof, as the Lender may upon request ad-vise the Borrower; provided, however, that any estimate communicated by the Lender to the Borrower of the loss-es, costs and expenses resulting from such payment or prepayment shall not be binding upon the Lender, who will subsequently adjust the estimated amount as deter-mined pursuant to subsection (e) hereof. Each such pay-ment or prepayment shall be applied first to reimburse the Lender for any losses sustained by the Lender as provided in subsection (e) hereof.

          SECTION 4. INTEREST RATE ON THE TERM LOAN; NEW TERM NOTE. The interest rate provisions of the Term Note applicable to the Term Loan shall be modified to conform to the modifications made herein to the Revolving Credit Agreement in respect of Re-volving Credit Loans. Simultaneously with the execution and delivery of the this First Modification, the Borrower has executed and delivered to FUCC the "First Modified Term Note" attached hereto as Exhibit "A", which Note shall replace and become sub-stituted for the Term Note referred to in the Term Loan Agreement.

          SECTION 5. RATIFICATION. Except as modified hereby, the terms and conditions of the Loan Agreements and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.

          SECTION 6. REPRESENTATIONS AND WARRANTIES. The Bor-rower represents warrants to, and agrees with, the Lender and for the benefit of First Union that (i) it has no defenses, set-offs, or counterclaims of any kind or nature whatsoever against the Lender or First Union with respect to the Obligations, any of the agreements among the parties hereto, including, without limita-tion, the obligations of the Borrower under the Loan Agreements, the Notes, this First Modification or any other Loan Document, or any action previously taken or not taken by the Lender with re-spect thereto or with respect to any Lien or Collateral in connec-tion therewith to secure the Obligations, and (ii) this First Modification has been duly authorized by all necessary corporate action on the part of the Borrower, has been duly executed by a duly authorized officer of the Borrower, and constitutes the valid and binding obligation of the Borrower, enforceable against each entity comprising the Borrower in accordance with the terms here-of.

          SECTION 7. LOAN AGREEMENT REPRESENTATIONS AND WARRAN-TIES. The Borrower hereby certifies that the representations and warranties contained in the Loan Agreements continue to be true and correct and that no Event of Default, or event which with the passage of time or the giving of notice, or both, would constitute an Event of Default has occurred.

          SECTION 8. PAYMENT OF EXPENSES. Borrower agrees to pay, upon receipt of an invoice therefor, all fees and expenses of separate legal counsel for the Lender in connection with the preparation, negotiation or execution of this First Modification.

          SECTION 9. COUNTERPARTS. This First Modification may be executed in any number of counterparts which, when taken to-gether, shall constitute one original.

          SECTION 10. GOVERNING LAW; SEVERABILITY; DEFINED TERMS. This First Modification shall be governed by, and construed and interpreted in accordance with, the law of the State of Florida. Wherever possible, each provision of this First Modification shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this First Modification shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibi-tion or invalidity and without invalidating the remaining provi-sions of this First Modification.

          11. WAIVER OF TRIAL BY JURY. Each of the Borrower and the Lender hereby knowingly, voluntarily, irrevocably and inten-tionally waives the right it may have to a trial by jury in re-spect to any action, proceeding, counterclaim or other litigation based hereon, or arising out of, under or in connection with this First Modification, the Loan Agreements or any other Loan Docu-ment, or any course of conduct, course of dealing, statements (whether oral or written) or actions of any party hereto. This provision is a material inducement of the parties to enter into this First Modification.

          SECTION 12. TITLES. The Section titles contained in this First Modification are and shall be without substantive meaning or content of any kind whatsoever and are not part of this First Modification.

     IN WITNESS WHEREOF, the parties hereto have caused this First Modification to be executed as of the date first above written.

                         DIXON TICONDEROGA COMPANY



                         By: /s/ Kenneth A. Baer
                            -------------------------------
                            Name:  Kenneth A. Baer
                            Title: Treasurer
[Corporate Seal]

                         DIXON TICONDEROGA INC.



                         By: /s/ Kenneth A. Baer
                            -------------------------------
                            Name:  Kenneth A. Baer
                            Title: Treasurer
[Corporate Seal]


                         FIRST UNION COMMERCIAL CORPORATION



                         By: /s/ Roanne Disalvatore
                            -------------------------------
                            Name:  Roanne Disalvatore
                            Title: Vice President

                                                        EXHIBIT A

                    FIRST MODIFIED TERM NOTE


                                                 Atlanta, Georgia
U.S. $9,250,000.03                              February 10, 1995


          1.   PARTIES.

               1.1  Dixon Ticonderoga Company, a Delaware
corporation, and Dixon Ticonderoga Inc., an Ontario corporation, jointly and severally (collectively, the "Borrower").

               1.2  First Union Commercial Corporation, a North
Carolina corporation (the "Lender").

          2. DEFINED TERMS. All capitalized terms not defined in this Note shall have the definitions given to such terms in the Term Loan Agreement, or if not defined therein, the definitions given to such terms in the Revolving Credit Agreement. For purposes of this Note, in addition to the terms defined elsewhere in this Note, the following terms shall have the meanings set forth below:

               "LIBOR Period" shall mean the period commencing on the date any portion of the Term Loan is converted to a LIBOR Tranche and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, except that each such LIBOR Period that commences on the last Eurodollar Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurodollar Business Day of the appropriate subsequent calendar month; provided that (a) no LIBOR Period may extend beyond the Maturity Date, and (b) if a LIBOR Period would end on a day which is not a Eurodollar Business Day, such LIBOR Period shall be extended to the next Eurodollar Business Day unless such Eurodollar Business Day would fall in the next calendar month, in which event such LIBOR Period shall end on the immediately preceding Eurodollar Business Day.

               "LIBOR Rate" shall have the meaning given to such term in the Revolving Credit Agreement, except that the reference in said definition to "LIBOR Loan" is hereby replaced with "LIBOR
Tranche".

               "LIBOR Tranche" shall mean that portion of the Term Loan, if any, accruing interest at the Adjusted LIBOR Rate.

               "Prime Tranche" shall mean that portion of the Term Loan, if any, accruing interest at the Adjusted Prime Rate.

               "Reserve Requirement" shall have the meaning given to such term in the Revolving Credit Agreement, except that the first reference in said definition to "LIBOR Loan" is hereby replaced with "LIBOR Tranche".

               "Revolving Credit Agreement" shall mean that certain Revolving Credit Loan, Foreign Exchange and Security Agreement dated May 12, 1994, by and among Borrower and Lender, as modified by that First Modification of Revolving Credit Loan and Security Agreement and Term Loan Agreement of even date herewith, and as hereafter modified, amended, supplemented or replaced from time to time.

               "Term Loan" shall mean the loan evidenced by this Note and made pursuant to the Term Loan Agreement.

               "Term Loan Agreement" shall mean that certain Term Loan Agreement dated May 12, 1994, by and among Borrower and Lender, as modified by the First Modification of Revolving Credit Loan and Security Agreement and Term Loan Agreement of even date herewith, and as hereafter modified, amended, supplemented or replaced from time to time.

          3. BORROWER'S PROMISE TO PAY. For value received, Borrower promises to pay to the order of Lender, its successors or assigns, NINE MILLION TWO HUNDRED FIFTY THOUSAND AND THREE/100 DOLLARS ($9,250,000.03) (the "Principal"), or so much thereof as may be advanced hereunder, plus interest (the "Interest") on the Principal from time to time remaining unpaid.

          4.   PAYMENTS.

               4.1 Subject to the provisions of Section 4.2 below, Borrower shall pay Interest to Lender on the Principal amount outstanding hereunder at a rate determined in accordance with Subsections 3.1(a) or (b) below (the "Applicable Interest Rate").

                    (a) PRIME RATE OPTION. Pursuant to the Prime Rate Option, interest shall accrue on the Prime Tranche at the per annum rate equal to the Adjusted Prime Rate. The Adjusted Prime Rate shall change each time the Prime Rate (as hereinafter defined) is changed. All changes in the Adjusted Prime Rate due to a change in the Prime Rate shall take effect on the same day on which the Prime Rate changes. Interest accruing on the Prime Tranche shall be calculated on a daily basis (computed on the basis of the actual number of days elapsed over a year of 360 days) and shall be due and payable monthly, in arrears, on the first Business Day of each calendar month.

                    (b)  LIBOR OPTION.  Pursuant to the LIBOR
Option, interest shall accrue on the LIBOR Tranche at the per annum rate equal to the Adjusted LIBOR Rate. Interest on the LIBOR Tranche shall be due and payable monthly, in arrears, on the first

Business Day of each calendar month, irrespective of the date upon which the applicable LIBOR Period ends.

                    (c) CONVERSION OF RATE OPTIONS. On the terms and subject to the conditions of this Note and the Term Loan Agreement, Borrower may elect (A) at any time to convert the Term Loan, or any portion thereof consisting of a Prime Tranche into a LIBOR Tranche, or (B) at the end of any LIBOR Period with respect to a LIBOR Tranche, to convert such LIBOR Tranche into a Prime Tranche or to renew such LIBOR Tranche for an additional LIBOR Period. Except as set forth in Subsection 4.1(d), the LIBOR Tranche and Prime Tranche of the Term Loan may be renewed or converted in whole or in part. Each such election shall be made by delivery to Lender of an Interest Rate Election Notice prior to 10:00 a.m. (Charlotte, North Carolina, time) at least three (3) Eurodollar Business Days prior to the effective date of any conversion to or renewal of a LIBOR Tranche and at least one (1) Business Day prior to the effective date of any conversion to a Prime Tranche, specifying (1) the date of conversion or renewal (which date shall be a Eurodollar Business Day, and in the case of a conversion from a LIBOR Tranche to a Prime Tranche, the last day of the LIBOR Period therefor); and (2) the amount and type of conversion or renewal. If, within the time period required under this Subsection 4.1(c), Lender shall not have received an Interest Rate Election Notice from Borrower of an election to renew a LIBOR Tranche for an additional LIBOR Period, then, upon the expiration of the LIBOR Period therefor, such LIBOR Tranche shall be converted automatically to a Prime Tranche.

                    (d)  RESTRICTIONS ON LIBOR OPTION.
Notwithstanding Subsection 4.1(c) above, the right of Borrower to elect the interest rate option applicable to the Term Loan, or any portion thereof, shall be subject to the following restrictions:

                         (i)  a continuation or conversion of a
LIBOR Tranche or any conversion of a Prime Tranche to a LIBOR Tranche must be in an amount such that the aggregate amount of the succeeding LIBOR Tranche, if any, made by Lender is a minimum of One Million Dollars ($1,000,000), or a higher integral multiple of Five Hundred Thousand Dollars ($500,000); provided, however, that not more than one (1) tranche of at least One Million Dollars ($1,000,000) of the Term Loan which is a LIBOR Tranche may be out-standing at any time.

                         (ii)  no conversion of a Prime Tranche to
a LIBOR Tranche or continuation of a LIBOR Tranche upon the expiration of the LIBOR Period therefor shall be permitted during the continuance of an Event of Default;

                         (iii)  Borrower may not elect an interest
rate option for a LIBOR Tranche with a LIBOR Period extending beyond the Maturity Date;

                         (iv)  anything herein to the contrary
notwithstanding, if, on or prior to the determination of an interest rate for any LIBOR Tranche for any period:

                              A.  Lender determines (which determi-
          nation shall be conclusive absent manifest error) that quotations of interest rates for the relevant deposits are not being provided by the relevant Persons in the relevant amounts or for the relevant maturities for purpose of determining the rate of interest for such LIBOR Tranche under this Note; or

                              B.  Lender determines (which determi-
          nation shall be conclusive absent manifest error) that the rate of interest referred to in the definition of LIBOR Rate upon the basis of which the rate of interest on any LIBOR Tranche for such period is determined does not accurately reflect the cost to Lender incurred in the London interbank market of making or maintaining such LIBOR Tranche for such period, then Lender shall give Borrower prompt notice thereof, and so long as such condition remains in effect, Lender shall be under no ob-ligation to renew any LIBOR Tranche or to convert the Term Loan or any portion thereof consisting of a Prime Tranche into a LIBOR Tranche;

                         (v)  notwithstanding any other provision
of this Note to the contrary, upon the occurrence and during the continuance of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, any LIBOR Tranche then outstanding shall immediately and automatically be converted into the Prime Tranche;

                         (vi)  notwithstanding any other provision
in this Note to the contrary, in the event that Lender determines that it is unlawful for Lender (A) to honor its obligations to convert any portion of the Term Loan to a LIBOR Tranche or renew any previously converted LIBOR Tranche hereunder, or (B) to maintain such LIBOR Tranche hereunder, then Lender shall promptly notify Borrower thereof and Lender's obligation to convert any portion of the Term Loan to a LIBOR Tranche or renew any previously converted LIBOR Tranche or to convert the Term Loan or any portion thereof consisting of a Prime Tranche into a LIBOR Tranche hereun-der shall be suspended until such time as Lender may again make and maintain LIBOR loans, and any LIBOR Tranche shall be converted into a Prime Tranche in accordance with this Subsection 4.1(c); and

                         (vii)  if any LIBOR Tranche is to be
converted pursuant to clause (vi) of this Subsection 4.1(d), the LIBOR Tranche shall be automatically converted into a Prime Tranche on the last day of the then current LIBOR Period for such LIBOR Tranche and, unless and until Lender gives notice to Borrower that the circumstances specified in clause (vi) hereof which gave rise to such conversion no longer exist, that portion of the Term Loan which would otherwise be a LIBOR Tranche shall be a Prime Tranche and that portion of the Term Loan which would otherwise be converted into a LIBOR Tranche shall be converted instead into (or shall remain as) the Prime Tranche.

                    (e) ADDITIONAL COMPENSATION FOR LIBOR TRANCHE CONVERSION. Upon notice to Borrower from Lender, Borrower shall pay to Lender such amount as Lender determines shall be sufficient to compensate Lender for any loss, cost or expense incurred as a result of:

                         (i)  any payment of a LIBOR Tranche on a
date other than the last day of the LIBOR Period for such LIBOR Tranche, including, but not limited to acceleration of the Loans by Lender pursuant to the provisions of this Note or the Term Loan Agreement; or

                         (ii)  any failure by Borrower to borrow or
convert a LIBOR Tranche or any LIBOR Tranche to a Prime Tranche on the date for converting, as specified in the relevant notice under this Section 4.1;

such compensation to include, without limitation, an amount equal to, if any, (X) any loss sustained by Lender as a result of reinvesting or redeploying any amount prepaid at a rate lower than Lender's cost of match funding such amount, calculated for the period consisting of the remainder of the relevant LIBOR Period or
(Y) any direct breakage or unwinding costs resulting from the liquidation of deposits that match funded any amount not borrowed for the duration of the relevant LIBOR Period. Lender's determination of any such amounts, as specified in Lender's notice to Borrower, shall be conclusive absent bad faith or manifest error.

                    (f) PAYMENT OF ADDITIONAL COMPENSATION. Any payment or prepayment of any LIBOR Tranche, in whole or in part, made otherwise than on the last day of the applicable LIBOR Period shall be accompanied by such sums as necessary to compensate Lender as provided in Subsection 4.1(e) hereof, as Lender may upon request advise Borrower; provided, however, that any estimate communicated by Lender to Borrower of the losses, costs and expenses resulting from such payment or prepayment shall not be binding upon Lender, who will subsequently adjust the estimated amount as determined pursuant to Subsection 4.1(e) hereof. Each such payment or prepayment shall be applied first to reimburse Lender for any losses sustained by Lender as provided in Subsection 4.1(e) hereof.

               4.2 Upon the occurrence of an Event of Default (as hereafter defined) in this Note, Interest shall be payable at the annual rate of the Prime Rate plus four percent (4%) (the "Default Rate").

               4.3 In addition to and concurrently with the monthly payments of Interest, Borrower shall pay monthly installments of Principal in an amount equal to (a) $83,333.33 from March 1, 1995 through May 1, 1996; (b) $125,000 from June 1, 1996 through May 1, 1998; and (c) $138,888.92 from June 1, 1998 through
May 1, 2001.

               4.4 The entire unpaid Principal and any accumulated unpaid Interest thereon shall be due and payable on the earlier of
(a) May 12, 2001, (b) the Commitment Termination Date, or (c) the date upon which the Obligations become due and payable pursuant to the Term Loan Agreement. The date upon which the earlier of (a),
(b) or (c) in the foregoing sentence occurs shall be herein described as the "Maturity Date".

               4.5 The term "Prime Rate" shall mean the interest rate publicly announced from time to time by First Union National Bank of North Carolina as its prime rate of interest, subject to change on a daily basis. First Union National Bank of North Carolina lends at both above and below its prime rate. The Prime Rate is a reference rate and is not necessarily the lowest or best rate the First Union National Bank of North Carolina may from time to time charge its customers. In the event First Union National Bank of North Carolina shall abolish or abandon the practice of announcing its prime rate or should the same be unascertainable, the "Prime Rate" shall mean the interest rate designated and identified as the Prime Rate published in the most recent edition of The Charlotte Edition of The Wall Street Journal in its "Money Rates" table and defined therein as the base rate on corporate loans at large U.S. money center commercial banks, and if more than one such rate is reported on any date, the higher or highest (if more than two) of such rates shall constitute the Prime Rate herein. A certificate executed and acknowledged by any officer of Lender shall be conclusive of the Prime Rate, absent manifest error.

               4.6 All payments hereunder shall be made in lawful money of the United States of America.

               4.7 Notwithstanding anything to the contrary contained in this Note, if at any time until payment in full of this Note the Applicable Interest Rate exceeds the highest rate of interest permissible under applicable Florida law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate, provided, however, that if at any time thereafter the Applicable Interest Rate is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender from the making of advances hereunder is equal to the total interest which Lender would have received had the Applicable Interest Rate been (but for the operation of this paragraph) the interest rate payable since the date of this Note. Thereafter, the interest rate payable hereunder shall be the Applicable Interest Rate unless and until the Applicable Interest Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction shall make a final determination that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall promptly apply such excess first to any interest due and not yet paid under this Note, then to the principal amount of this Note, then to any interest due and not yet paid under the Revolving Credit Note, then to the outstanding principal amount of the Revolving Credit Note, and thereafter shall refund any excess to Borrower.

               4.8 Lender may, in determining the maximum rate of interest allowed under applicable law, as amended from time to time, take advantage of: (i) the rate of interest permitted by Florida Statutes, Chapter 665 (Florida Savings Association and Savings Bank Act), by reason of both Section 687.12 Florida Statutes ("Interest rates; parity among licensed lenders or creditors") and 12 United States Code, Sections 85 and 86, and (ii) any other law, rule, or regulation in effect from time to time, available to Lender which exempts Lender from any limit upon the rate of interest it may charge or grants to Lender the right to charge a higher rate of interest than that allowed by Florida Statutes, Chapter 687.

          5. APPLICATION OF PAYMENTS. So long as no default has occurred in this Note, all payments hereunder shall first be applied to Interest, then to Principal. Upon the occurrence of an Event of Default in this Note, all payments hereunder shall first be applied to costs pursuant to Section 9.3, then to Interest and the remainder to Principal.

          6. PREPAYMENT. In addition to the regularly scheduled installments of Principal required pursuant to Section 4.3 hereof, the Principal portion of this Note accruing interest at the Adjusted Prime Rate, if any, may be prepaid in whole or in part in increments of $25,000.00 without penalty, provided Borrower gives Lender not less than thirty (30) days prior written notice thereof. Any prepayment shall be accompanied by an amount equal to the Interest accrued thereon to the date of receipt of such prepayment in collected funds. Prepayments shall be applied in the inverse order of Principal payments required by this Note.

          7. OTHER INSTRUMENTS. The term "Loan Documents" have the same meaning given to such term in the Term Loan Agreement, and which term shall include, but not be limited to the Mortgage and Security Agreements and Deeds of Trust (collectively, the "Mortgages") dated May 12, 1994, from Dixon Ticonderoga Company, a Delaware corporation and Dixon Ticonderoga Inc., an Ontario corporation, as mortgagors or grantors, as applicable, in favor of Lender, as mortgagee, grantee or beneficiary, as applicable, as modified or amended from time to time, encumbering certain real and personal property described therein and in the Revolving Credit Agreement. Reference is made to the provisions of the Loan Documents for a description of the further rights of the Lender.

          8. PLACE OF PAYMENT. All payments hereunder shall be made at Lender's offices at 200 South Biscayne Boulevard, 11th
Floor; MC: FL6090, Miami, Florida 33131, or such other place as
Lender may from time to time designate in writing.

          9.   DEFAULT AND REMEDIES.

               9.1 If any payment of Principal, Interest, or other sum due Lender hereunder or under any of the Loan Documents including, but not limited to, the Term Loan Agreement, Mortgages or Revolving Credit Agreement, is not paid as and when due, or if any other "Event of Default" occurs under any of the Loan Documents, or if any obligation of Borrower under any of the Loan Documents is not fully performed within any applicable cure period, then such event shall be an "Event of Default" hereunder.

               9.2 Notwithstanding any provision in this Note or any Loan Document to the contrary, upon the occurrence of an Event of Default in this Note, the Lender, at its option, may declare the entire unpaid Principal balance of this Note, together with accrued Interest, to be immediately due and payable without notice or demand, and may avail itself of any or all of the remedies provided for in any and all of the Loan Documents.

               9.3  In addition to payments of Interest and
Principal, if there is a default in this Note, Lender shall be entitled to recover from Borrower all of Lender's costs of collection, including Lender's attorneys' fees, paralegals' fees and legal assistants' fees (whether for services incurred in collection, litigation, bankruptcy proceedings, appeals, or otherwise), and all other costs incurred in connection therewith.

          10. LATE CHARGE. A late charge of five percent (5%) of any payment required hereunder shall be imposed on each and every payment, including the final payment due hereunder, not received by Lender within ten (10) days after it is due. The late charge is not a penalty, but liquidated damages to defray administrative and related expenses due to such late payment. The late charge shall be immediately due and payable and shall be paid by Borrower to

Lender without notice or demand. This provision for a late charge is not and shall not be deemed a grace period, and Lender has no obligation to accept a late payment. Further, the acceptance of a late payment shall not constitute a waiver of any default then existing or thereafter arising in this Note.

          11. WAIVERS. Borrower and any endorsers, sureties, guarantors, and all others who are, or may become liable for the payment hereof severally: (a) waive presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, (b) consent to all extensions of time, renewals, postponements of time of payment of this Note or other modifications hereof from time to time prior to or after the maturity date hereof, whether by acceleration or in due course, without notice, consent or consideration to any of the foregoing, (c) agree to any substitution, exchange, addition, or release of any of the security for the indebtedness evidenced by this Note or the addition or release of any party or person primarily or secondarily liable hereon, (d) agree that Lender shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or any other person or party to become liable hereunder or against the security in order to enforce the payment of this Note and (e) agree that, notwithstanding the occurrence of any of the foregoing (except by the express written release by Lender of any such person), the undersigned shall be and remain, jointly and severally directly and primarily liable for all sums due under this Note.

          12. SET-OFFS. Borrower and any endorsers, sureties, guarantors, and all others who are, or who may become liable for the payment hereof, severally expressly grant to Lender a continuing first lien security interest in and authorize and empower Lender, at its sole discretion, at any time after the occurrence of a default hereunder to appropriate and, in such order as Lender may elect, apply to the payment hereof or to the payment of any and all indebtedness, liabilities and obligations of such parties to Lender or any of Lender's affiliates, whether now existing or hereafter created or arising or now owned or howsoever after acquired by Lender or any of Lender's affiliates (whether such indebtedness, liabilities and obligations are or will be joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, matured or unmatured, including, but not limited to, any letter of credit issued by First Union National Bank of Florida, a national banking association, for the account of any such parties), any and all money, general or specific deposits, or collateral of any such parties now or hereafter in the possession of Lender.

          13. SUBMISSION TO JURISDICTION. Borrower, and any endorsers, sureties, guarantors and all others who are, or who may become, liable for the payment hereof severally, irrevocably and unconditionally (a) agree that any suit, action, or other legal proceeding arising out of or relating to this Note may be brought, at the option of Lender, in a court of record of the State of Florida in Dade County, in the United States District Court for the Southern District of Florida, or in any other court of competent jurisdiction; (b) consent to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waive any objection which it or they may have to the laying of venue of any such suit, action, or proceeding in any of such courts.

          14.  MISCELLANEOUS PROVISIONS.

               14.1 The term Lender as used herein shall mean any holder of this Note.

               14.2  Time is of the essence in this Note.

               14.3 The captions of sections of this Note are for convenient reference only, and shall not affect the construction or interpretation of any of the terms and provisions set forth in this Note.

               14.4 If more than one person signs this Note, each is and shall be jointly and severally liable hereunder.

               14.5 This Note shall be construed, interpreted, enforced and governed by and in accordance with the laws of the State of Florida (excluding the principles thereof governing conflicts of law), and federal law, in the event federal law permits a higher rate of interest than Florida law.

               14.6 If any provision or portion of this Note is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Note, and the remaining provisions and portions thereof shall continue in full force and effect.

               14.7  This Note may not be amended, extended,
renewed or modified nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by an authorized officer of the Lender. Any waiver of any provision hereof shall be effective only in the specific instance and for the specific purpose for which given.

               14.8 MODIFIED NOTE. This Note modifies, replaces and supersedes that certain Promissory Note (the "Original Note") dated as of May 12, 1994, executed by Borrower and made payable to the order of Lender, in the original principal amount of $10,000,000.00, without enlargement of the existing principal balance thereunder. It is the intention of Borrower and Lender that while this Note modifies, replaces and supersedes the Original Note, it is not in payment or satisfaction of the Original Note, but rather is the substitution of one evidence of debt for another without any intent to extinguish said debt. Should there be any conflict between the terms of the Original Note and the terms of this Note, the terms of this Note shall control. The Original Note is attached hereto and shall only be negotiated with this Note.

          15. WAIVER OF TRIAL BY JURY. BORROWER AND LENDER (BY ACCEPTANCE OF THIS INSTRUMENT) HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BORROWER AND LENDER ENTERING INTO THE SUBJECT LOAN TRANSACTION.

          THE PROPER FLORIDA DOCUMENTARY STAMP TAXES AND INTANGIBLE TAXES HAVE BEEN PAID ON THE ORIGINAL NOTE, AND EVIDENCE OF SUCH PAYMENT APPEARS ON THE MORTGAGE AND SECURITY AGREEMENT RECORDED IN OFFICIAL RECORDS BOOK 901, AT PAGE 466, OF THE PUBLIC RECORDS OF ST. LUCIE COUNTY, FLORIDA. THIS NOTE MODIFIES THE ORIGINAL NOTE WITHOUT ENLARGEMENT OF THE EXISTING PRINCIPAL BALANCE UNDER THE ORIGINAL NOTE, AND IS EXEMPT FROM FURTHER TAXATION PURSUANT TO SECTIONS 201.09 AND 199.145(4), FLORIDA STATUTES, AND RULE 12B-4.054(1), F.A.C.

                                   DIXON TICONDEROGA COMPANY,
                                   a Delaware corporation



                                   By:
                                      -------------------------------
                                      Name:
                                      Title:

[CORPORATE SEAL]


                                   DIXON TICONDEROGA INC.,
                                   an Ontario corporation



                                   By:
                                      --------------------------------
                                      Name:
                                      Title:


[CORPORATE SEAL]